Exhibit 99.1

EPR PROPERTIES REPORTS THIRD QUARTER RESULTS
Company Reports Record Quarterly Revenue,
Increases Investment Spending Guidance for 2014 and
Introduces Guidance for 2015

Kansas City, MO, October 28, 2014 -- EPR Properties (NYSE:EPR) today announced operating results for the third quarter and nine months ended September 30, 2014.

Three Months Ended September 30, 2014

•	Total revenue was $98.7 million for the third quarter of 2014, representing a 12% increase from $87.8 million for the same quarter in 2013.

•
Net income available to common shareholders was $36.8 million, or $0.68 per diluted common share, for the third quarter of 2014 compared to $37.6 million, or $0.79 per diluted common share, for the same quarter in 2013.

•
Funds From Operations (FFO) for the third quarter of 2014 was $54.0 million, or $1.00 per diluted common share, compared to $47.6 million, or $1.00 per diluted common share, for the same quarter in 2013.

•	FFO as adjusted for the third quarter of 2014 was $58.5 million, or $1.08 per diluted common share, compared to $48.2 million, or $1.01 per diluted common share, for the same quarter in 2013.

Nine Months Ended September 30, 2014

•	Total revenue was $280.4 million for the nine months ended September 30, 2014, representing an 11% increase from $253.7 million for the same period in 2013.

•
Net income available to common shareholders was $109.1 million, or $2.04 per diluted common share, for the nine months ended September 30, 2014 compared to $99.3 million, or $2.10 per diluted common share, for the same period in 2013.

•	FFO for the nine months ended September 30, 2014 was $157.0 million, or $2.94 per diluted common share, compared to $136.1 million, or $2.88 per diluted common share, for the same period in 2013.

•
FFO as adjusted for the nine months ended September 30, 2014 was $160.0 million, or $2.99 per diluted common share, compared to $138.6 million, or $2.93 per diluted common share, for the same period in 2013.

David Brain, President and CEO, commented, “During the quarter we delivered record revenue and continued to accelerate the growth in each of our three primary segments: Entertainment, Recreation and Education. Additionally, we bolstered our healthy capital position with a successful equity raise, leaving us with capacity to fund our pipeline and increase our capital spending. As we look ahead, we have identified prospects for growth across our segments and are well positioned to drive shareholder value. ”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended September 30,
	2014		2013
	Amount	FFO/share	Amount	FFO/share
FFO	$53,952	$1.00	$47,616	$1.00
Costs associated with loan refinancing or payoff	—	—	223	—
Transaction costs	369	0.01	317	0.01
Provision for loan loss	3,777	0.07	—	—
Deferred income tax expense	363	—	—	—
FFO as adjusted	$58,461	$1.08	$48,156	$1.01

Dividends declared per common share		$0.855		$0.790
FFO as adjusted payout ratio		79%		78%

	Nine Months Ended September 30,
	2014		2013
	Amount	FFO/share	Amount	FFO/share
FFO	$157,002	$2.94	$136,114	$2.88
Costs associated with loan refinancing or payoff	—	—	6,166	0.13
Transaction costs (benefit)	(2,055)	(0.04)	859	0.02
Provision for loan loss	3,777	0.07	—	—
Gain on early extinguishment of debt	—	—	(4,539)	(0.10)
Gain on sale of land	(330)	(0.01)	—	—
Deferred income tax expense	1,612	0.03	—	—
FFO as adjusted	$160,006	$2.99	$138,600	$2.93

Dividends declared per common share		$2.57		$2.37
FFO as adjusted payout ratio		86%		81%

Portfolio Update

The Company's investment portfolio consisted of the following at September 30, 2014:

•
The Entertainment segment included investments in 125 megaplex theatre properties, nine entertainment retail centers (which include eight additional megaplex theatre properties and one live performance venue) and six family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 11.7 million square feet and was 99% leased, including megaplex theatres that were 100% leased.

•
The Education segment included investments in 60 public charter school properties, two private school properties and three early education centers. The Company’s portfolio of owned education properties consisted of 3.3 million square feet and was 100% leased.

•
The Recreation segment included investments in 14 metropolitan ski areas, four waterparks and eight golf entertainment complexes. The Company’s portfolio of owned recreation properties was 100% leased.

•	The Other segment consisted primarily of the land held for development related to the Adelaar casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 15.8 million square feet and was 99% leased. As of September 30, 2014, the Company also had invested approximately $189.1 million in property under development.

Investment Update

The Company's investment spending during the three months ended September 30, 2014 totaled $151.9 million (bringing the year-to-date investment spending to $471.6 million), and included investments in each of its four operating segments:

•
Entertainment investment spending totaled $10.3 million, and was related primarily to investments in build-to-suit construction of five megaplex theatres and two family entertainment centers as well as redevelopment of two existing megaplex theatres, each of which is subject to a long-term triple net lease or a long-term mortgage agreement.

•
Education investment spending totaled $75.0 million, and was related to investments in build-to-suit construction of 17 public charter schools, three private schools and 10 early childhood education centers, each of which is subject to a long-term triple net lease or long-term mortgage agreement.

•
Recreation investment spending totaled $65.4 million, and was related to build-to-suit construction of 12 TopGolf golf entertainment facilities and additional improvements at Camelback Mountain Resort, each of which is subject to a long-term triple net lease or long-term mortgage agreement.

•	Other investment spending totaled $1.2 million, and was related to the Adelaar casino and resort project in Sullivan County, New York.

Balance Sheet Update

The Company's balance sheet remains strong with a debt to gross assets ratio (defined as total debt to total assets plus accumulated depreciation) of 39% at September 30, 2014.

On September 19, 2014, the Company increased the size of its unsecured term loan facility from $275.0 million to $285.0 million. At September 30, 2014 the Company had $34.0 million outstanding under its $535.0 million unsecured revolving credit facility leaving $501.0 million of availability.

On September 23, 2014, the Company issued 3,680,000 common shares in a registered public offering. Total net proceeds, after the underwriting discount and offering expenses, were approximately $184.2 million.

Dividend Information

The Company declared regular monthly cash dividends during the third quarter of 2014 totaling $0.855 per common share. This dividend represents an annualized dividend of $3.42, an 8.2% increase over the prior year.

The Company also declared third quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

Guidance Update

The Company is increasing its 2014 guidance for investment spending to a range of $600.0 million to $750.0 million from its prior range of $550.0 million to $600.0 million. The upper end of this range contemplates a recreation resort investment opportunity of approximately $135.0 million which is anticipated to close in the fourth quarter near year-end but this cannot be assured. The Company is also updating its 2014 guidance for FFO as adjusted per diluted share to a range of $4.03 to $4.07 from its prior range of $4.00 to $4.10. This updated guidance implies a range of $1.03 to $1.07 for FFO as adjusted per diluted share for the fourth quarter of 2014.

The Company is also introducing its 2015 guidance for FFO as adjusted per diluted share of a range of $4.30 to $4.40. In addition, the Company is introducing its 2015 investment spending guidance of a range of $500.0 million to $550.0 million. The Company's 2015 guidance assumes that the recreation resort investment opportunity referred to above closes prior to December 31, 2014.

Both the guidance for the remainder of 2014 and for 2015 reflect the Adelaar project at its status quo, pending the outcome of the award of certain casino gaming licenses by the state of New York, expected to be announced in the fourth quarter of 2014.

Quarterly Supplemental

The Company's supplemental information package for the third quarter and nine months ended September 30, 2014 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Rental revenue	$74,410	$62,209	$210,759	$182,758
Tenant reimbursements	4,486	4,552	13,355	13,748
Other income	345	1,441	706	1,538
Mortgage and other financing income	19,497	19,639	55,561	55,670
Total revenue	98,738	87,841	280,381	253,714
Property operating expense	5,948	6,579	17,936	19,604
Other expense	248	204	566	508
General and administrative expense	6,719	6,764	21,260	19,468
Costs associated with loan refinancing or payoff	—	223	—	6,166
Gain on early extinguishment of debt	—	—	—	(4,539)
Interest expense, net	20,801	20,435	61,254	60,424
Transaction costs	369	317	1,321	859
Provision for loan loss	3,777	—	3,777	—
Depreciation and amortization	17,421	13,141	48,750	39,140
Income before equity in income from joint ventures and other items	43,455	40,178	125,517	112,084
Equity in income from joint ventures	300	351	878	1,168
Gain on sale of land	—	—	330	—
Gain on sale of investment in a direct financing lease	—	—	220	—
Income before income taxes	43,755	40,529	126,945	113,252
Income tax expense	1,047	—	3,332	—
Income from continuing operations	$42,708	$40,529	$123,613	$113,252
Discontinued operations:
Income (loss) from discontinued operations	(3)	(195)	8	198
Transaction (costs) benefit	—	—	3,376	—
Gain on sale of real estate	—	3,168	—	3,733
Net income attributable to EPR Properties	42,705	43,502	126,997	117,183
Preferred dividend requirements	(5,952)	(5,951)	(17,856)	(17,855)
Net income available to common shareholders of EPR Properties	$36,753	$37,551	$109,141	$99,328
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.68	$0.73	$1.99	$2.03
Income from discontinued operations	—	0.06	0.06	0.08
Net income available to common shareholders	$0.68	$0.79	$2.05	$2.11
Diluted earnings per share data:
Income from continuing operations	$0.68	$0.73	$1.98	$2.02
Income from discontinued operations	—	0.06	0.06	0.08
Net income available to common shareholders	$0.68	$0.79	$2.04	$2.10
Shares used for computation (in thousands):
Basic	53,792	47,349	53,268	47,097
Diluted	54,001	47,524	53,462	47,290

EPR Properties
Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations (FFO) (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
FFO:
Net income available to common shareholders of EPR Properties	$36,753	$37,551	$109,141	$99,328
Gain on sale of real estate	—	(3,168)	—	(3,733)
Gain on sale of investment in a direct financing lease	—	—	(220)	—
Real estate depreciation and amortization	17,145	13,069	47,919	40,036
Allocated share of joint venture depreciation	54	164	162	483
FFO available to common shareholders of EPR Properties	$53,952	$47,616	$157,002	$136,114

FFO per common share attributable to EPR Properties:
Basic	$1.00	$1.01	$2.95	$2.89
Diluted	1.00	1.00	2.94	2.88
Shares used for computation (in thousands):
Basic	53,792	47,349	53,268	47,097
Diluted	54,001	47,524	53,462	47,290

Other financial information:
Straight-lined rental revenue	$2,932	$1,350	$5,150	$3,271
Dividends per common share	$0.86	$0.79	$2.57	$2.37

(A)
The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, we calculate FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales or acquisitions of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. We have calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs (gain) associated with loan refinancing or payoff, net, preferred share redemption costs and transaction costs (benefit), less gain on early extinguishment of debt, gain (loss) on sale of land and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP.

The additional 1.9 million common shares that would result from the conversion of the Company's 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of the Company's 9.00% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share and FFO per share for the three and nine months ended September 30, 2014 and 2013 because the effect is not-dilutive.

EPR Properties
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	September 30, 2014	December 31, 2013
Assets	(unaudited)
Rental properties, net of accumulated depreciation of $453,284 and $409,643 at September 30, 2014 and December 31, 2013, respectively	$2,370,198	$2,104,151
Land held for development	204,641	201,342
Property under development	189,051	89,473
Mortgage notes and related accrued interest receivable	546,265	486,337
Investment in a direct financing lease, net	198,551	242,212
Investment in joint ventures	5,343	5,275
Cash and cash equivalents	8,386	7,958
Restricted cash	26,811	9,714
Deferred financing costs, net	20,994	23,344
Accounts receivable, net	44,469	42,538
Other assets	64,522	59,932
Total assets	$3,679,231	$3,272,276
Liabilities and Equity
Accounts payable and accrued liabilities	$71,511	$72,327
Dividends payable	22,240	19,553
Unearned rents and interest	36,551	17,046
Debt	1,621,211	1,475,336
Total liabilities	1,751,513	1,584,262
EPR Properties shareholders’ equity	1,927,341	1,687,637
Noncontrolling interests	377	377
Total equity	1,927,718	1,688,014
Total liabilities and equity	$3,679,231	$3,272,276

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $3.9 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com